Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 333-42627, No. 333-45517 and No. 333-65620) pertaining to the PAULA Financial and Subsidiaries 401(k) Retirement Savings Plan of our report dated February 13, 2004, with respect to the consolidated financial statements and schedules of Paula Financial and subsidiaries included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ Ernst & Young LLP

Los Angeles, California
March 26, 2004